Exhibit 21.1

SUBSIDIARIES OF REGISTRANT

Exactech U.S., Inc.

Exactech International Operation, AG

Exactech (UK), Ltd.

Exactech KK (Tokyo)

Exactech France, SAS

Exactech Deutschland, GmbH

Exactech Iberica, S.L.

Exactech Asia, d/b/a Exactech Medical (Shanghai), Ltd.

Exactech Taiwan, LTD

Blue Ortho SAS